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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
APAC CUSTOMER SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Supplement to Proxy Statement

Annual Meeting of Shareholders to be Held June 8, 2001

    This Supplement to Proxy Statement, which is being mailed to shareholders of APAC Customer Services, Inc. (the "Company") on or about May 4, 2001, supplements information contained in the Proxy Statement for the Annual Meeting of Shareholders mailed to shareholders of the Company on or about April 26, 2001.

    On May 1, 2001, the Board of Directors appointed its Chairman, Theodore G. Schwartz, to serve as the Company's Chairman and Chief Executive Officer. Peter M. Leger, who had been President and Chief Executive Officer of the Company and a member of the Board of Directors, resigned effective May 1, 2001. As a result of his resignation, Mr. Leger is no longer a member of the Board of Directors and is no longer a nominee for election to the Board of Directors at the 2001 Annual Meeting of Shareholders. The size of the Board of Directors has been reduced from seven directors to six directors in accordance with the Company's Bylaws.

May 4, 2001

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Supplement to Proxy Statement